Exhibit 10.25

VERIFYME, INC.

February 28, 2020

RE: Bruce Evans - Promissory Note and Private Placement

Bruce:

This letter agreement sets forth the agreement between VerifyMe, Inc., a Nevada corporation (the “Company”), and you, Bruce Evans (the “Investor”) in connection with your unsecured promissory note from the Company for the principal amount of $75,000 (the “Note”) and your investment in the Company’s February 2020 private placement (the “Private Placement”) of senior secured convertible debentures and warrants to purchase shares of common stock of the Company.

Reference is made to that certain Securities Purchase Agreement dated as of February 26, 2020 (the “Agreement”), by and among the Company and the other parties thereto. Capitalized terms used herein without definition shall have the meanings set forth in the Agreement. Pursuant to this letter agreement and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, that parties agree as follows:

1.         The Company agrees to redeem the Note for $80,000, representing all amounts due and payable thereunder.

2.         The Investor hereby instructs the Company to use all of the proceeds from the redemption of the Note to invest in the Private Placement and purchase Debentures and Warrants accordingly.

3.         Notwithstanding anything to the contrary, unless the Investor delivers to the Company written notice at least sixty-one (61) days prior to the effective date of such notice that the provisions of this paragraph (the “Limitation on Ownership”) shall be adjusted to 9.99% with respect to the Investor, in no event shall the Investor have the right to exercise the Warrant for, nor shall the Company issue to the Investor, shares of Common Stock to the extent that such conversion would result in the Investor and his affiliates together beneficially owning more than 4.99% of the then issued and outstanding shares of Common Stock. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G under the Exchange Act.

4.         This letter agreement may only be amended in writing executed by a duly authorized representative of the Company and by the Investor. This letter agreement, as well as the agreements and other documents referred to herein, constitutes the entire and complete understanding and agreement of the parties hereto relating to its subject matter and supersedes any prior or contemporaneous (oral or written) understanding, agreement, representation or warranty related to its subject matter. This letter agreement is governed by, and will be construed and enforced in accordance with, the internal laws of the State of New York without regard to any conflicts of law rule or principle that might otherwise result in the application of the law of another jurisdiction.

5.         This letter agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile or electronic copies of signed signature pages will be deemed binding originals.

[Signature page follows]

Please confirm your agreement with the foregoing by signing and returning a copy of this letter agreement to the undersigned.

VerifyMe, Inc.

By:	/s/ Patrick White
Name: Patrick White
Title: President and Chief Executive Officer

/s/ Bruce Evans
Bruce Evans